PROMISSORY NOTE



  $50,000.00                    March 8, 1997              Salt Lake City, Utah

FOR VALUE RECEIVED, Craig Heesch., an individual, promises to pay to the order of WASATCH PHARMACEUTICAL, INC., the sum of FIFTY THOUSAND DOLLARS ($50,000.00), in legal and lawful money of the United States of America, with interest thereon at the rate of six percent (6%) per annum.

The principal and interest of this note is due and payable on May 8, 2001.

Maker reserves the right to prepay this note in any amount at any time prior to maturity without penalty.

This note is a non recourse note. The only collateral on this note will be 500,000 shares of restricted common stock which will be held by the company until this note plus accrued interest is paid in full.

Failure to pay any part of the principal or interest of this note when due, or failure to carry out any of the terms, covenants, or conditions of said Agreement, shall authorize the holder of this note to declare as immediately due and payable the then unpaid principal, and to dispose of the stock to settle this debt.

If executed via telefax this document will be construed as an original document as an Original signature with hardcopy to be delivered via overnight courier same day of receipt.


                                             BY:   /s/ CRAIG HEESCH
                                                ---------------------
                                                    CRAIG HEESCH

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